CLOSING AGREEMENT ON FINAL DETERMINATION
COVERING SPECIFIC MATTERS

By and between

Internal Revenue Service
Director, Tax Exempt Bonds

-and-

Gold Bank
(EIN 48-0357520)

Under section 7121 of the Internal Revenue Code (the “Code”), Gold Bank (the “Bank”) and the Commissioner of Internal Revenue (the “Commissioner” or “Service”) make this closing agreement (the “Agreement”).

WHEREAS, the parties have determined the following facts and made the following legal conclusions and representations:

A. The Service initiated an examination of the $150,000,000 Community Development Authority of the City of Manitowoc, Wisconsin, Multifamily Housing Revenue Bonds, (Great Lakes Training & Development Projects), Series A, Series B and Series C, issued on August 15, 2002 (the “Bonds”). The Series C Bonds were issued in the principal amount of $4,600,000 and purchased by the Bank.

B. As a result of the examination of the Bonds, on July 11, 2005, the Service issued a Proposed Adverse Determination Letter pursuant to which the Service determined the interest received by Bank on the Series C Bonds is not excludible from the gross income of the Bank under section 103 of the Code.

C. The Bank relied upon certain certifications, representations, and/or opinions of the Community Development Authority of the City of Manitowoc, Wisconsin (the “Issuer”), Great Lakes Training and Development Corporation (the “Conduit Borrower”), and Stinson Morrison Hecker, L.P. (“Bond Counsel”).

D. As a result of the Bank’s reliance upon the certifications, representations and opinions of the Issuer, Conduit Borrower and/or Bond Counsel, the Bank excluded from its gross income interest received as the bondholder of the Series C Bonds.

E. The Service initiated an examination of the Bank under Section 6700 of the Code with regard to the Bank’s participation in connection with the issuance, sale, and purchase of the Bonds.

Closing Agreement with Gold Bank, 48-0357520

F. The Bank and the Service desire to settle issues raised during the examination of the Bank’s 6700 examination and the Bank’s liabilities for Federal income tax resulting from its purchase of the Series C Bonds.

G. The terms of the Agreement were arrived at by negotiations between the Bank and the Service and may differ from the terms of settlement of other similar examinations, including examinations conducted under Section 6700 of the Code or of other Series of the Bonds or of other bond issues examined or to be examined by the Service.

H. The Service has not formally asserted any claims against the Bank with respect to the Bonds. The Bank believes it has good and valid defenses to any claims which the Service may formally assert under Section 6700 or as a result of the Section 6700 Examination, and desires to reach an agreement with the IRS to resolve any uncertainty with respect to the interest received by the Bank from the Series C Bonds.

I. The Bank is willing to consent to a limited disclosure by the Service of information concerning the existence and subject matter of this Agreement as more specifically set forth in Paragraph 10 of this Agreement.

NOW IT IS HEREBY DETERMINED AND AGREED, PURSUANT TO THIS CLOSING AGREEMENT EXECUTED BY THE PARTIES HERETO UNDER CODE SECTION 7121 THAT FOR FEDERAL INCOME TAX PURPOSES:

1. Simultaneously with the execution and delivery of this Agreement, the Bank shall pay the sum of One Million Sixty Two Thousand Two Hundred Twenty Six Dollars ($1,062,226) (the “Settlement Amount”) to the Service. Payment of this amount shall be made by certified or cashier’s check payable to the U.S. Treasury and delivered to a duly authorized representative of the Service. Payment of the Settlement Amount shall not be made with proceeds of bonds described in section 103(a) of the Code.

2. This Agreement is executed with respect to the Federal income tax liability of the Bank.

3. The Service will discontinue the 6700 Examination and will not assert any penalties against the Bank under section 6700 of the Code with respect to any actions or inactions taken by the Bank in connection with the issuance of the Bonds, and effective upon the receipt of the Settlement Amount, the Service will not impose any tax, penalty, additions to tax, additional amounts, adjustments or assessments against the Bank with respect to any aspect of the issuance of the Bonds or the Bank’s purchase and ownership of the Series C Bonds.

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Closing Agreement with Gold Bank, 48-0357520

4. The Bank shall not be required to file any amended Federal income tax returns to report interest received as a result of the Bank’s ownership of the Series C Bonds, nor shall Gold Banc Corporation, Inc. or its subsidiary, Gold Capital Management, Inc. which file consolidated Federal income tax returns with the Bank.

5. No income shall be recognized by the Bank as a result of this Agreement or any payments made pursuant to this Agreement.

6. No party shall endeavor by litigation or other means to attack the validity of this Agreement.

7. This Agreement may not be cited or relied upon by the Service or any other person or entity whatsoever as precedent in the disposition of any other case.

8. The Settlement Amount described in Paragraph 1 of this Agreement shall not be treated as a deductible expense, or subject to credit or offset under any circumstances, by the Bank or any other party, including any of its current or former officers, directors, stockholders, agents, partners, employees, parents, subsidiaries, affiliates, or members for Federal income tax purposes for any year.

9. This Agreement is final and conclusive except that:

a) The matter it relates to may be reopened in the event of Bank’s fraud, malfeasance, or misrepresentation of a material fact;

b) It is subject to the Internal Revenue Code sections that expressly provide that effect be given to their provisions (including any stated exception for Code Section 7122) notwithstanding any other law or rule of law; and,

c) If it relates to a tax period ending after the effective date of this Agreement, it is subject to any law, enacted after the date of the Agreement, that applies to that tax period.

10. The Bank hereby consents to disclosure by the Service of information concerning the existence and subject matter of this Agreement to Members of Congress, the press and the general public:

a) in the event of a default by the Bank on any term in this Agreement; or

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Closing Agreement with Gold Bank, 48-0357520

b) to the extent the IRS deems necessary to correct any material misstatement with respect to this Agreement in response to a public statement by the Bank or an agent thereof.

11. The Service hereby consents to disclosure by the Bank of information concerning the existence and subject matter of this Agreement to any governmental agency or quasi-public agency, any party with regulatory authority over the Bank, the press and the general public to the extent the Bank deems necessary or appropriate.

12. Upon payment of the Settlement amount, the Service agrees that the Bank, and the parties identified with particularity in the attached Exhibit A, incorporated as if more fully set forward herein and designated by the parties as confidential, are and shall be forever released and discharged from the assertion of any Section 6700 amount by the Service with regard to the issuance of the Bonds or the Bank’s purchase and ownership of the Series C Bonds.

By signing, the above parties certify that they have read and agreed to the terms of this Agreement.

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Closing Agreement with Gold Bank, 48-0357520

GOLD BANK:

TIN:	48-0357520

By:	/s/ Malcolm M. Aslin

Title:	CEO

Date:	October 11, 2005

COMMISSIONER OF INTERNAL REVENUE

By:	/s/ W. Mark Scott
W. Mark Scott Director, Tax-Exempt Bonds

Date:	October 17, 2005

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Closing Agreement with Gold Bank, 48-0357520

Exhibit A

Individual Name	Title(s)/Positions(s) Held	Entity Names

Malcolm Aslin	Director/President/CEO/Chairman	Gold Bank
" "	Director/COO/CEO	Gold Banc Corp.

Michael Gullion	Director/President/CEO	Gold Bank
" "	Director/President/CEO	Gold Banc Corp.

Steven Rector	Executive V.P./Cashier	Gold Bank

Patrick Schiesel	Accounting Officer/VP	Gold Bank

J. Daniel Stepp	Director/President	Gold Capital Mgt.

Richard Tremblay	Executive V.P./CFO	Gold Banc Corp.

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